As filed with the Securities and Exchange Commission on December 19, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lumentum Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-3108385
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

400 N. McCarthy Blvd. Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)

Oclaro, Inc. Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan

Oclaro, Inc. Amended and Restated 2004 Stock Incentive Plan

(Full Title of the Plans)

Alan Lowe

President and Chief Executive Officer

Lumentum Holdings Inc.

400 N. McCarthy Blvd.

Milpitas, California

(408) 546-5000

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Lisa L. Stimmell, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share, reserved for issuance pursuant to option awards under the Oclaro, Inc. Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan	22,408 shares(2)	$28.49(3)	$638,403.92(3)	$77.37
Common Stock, par value $0.001 per share, reserved for issuance pursuant to restricted stock unit awards under the Oclaro, Inc. Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan	1,005,568 shares(2)	$42.86(4)	$43,098,644.48(4)	$5,223.56
Common Stock, par value $0.001 per share, reserved for issuance pursuant to option awards under the Oclaro, Inc. Amended and Restated 2004 Stock Incentive Plan	24,086 shares(2)	$54.96(3)	$1,323,766.56(3)	$160.44
Total	1,052,062 shares		$45,060,814.96	$5,461.37

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be necessary to adjust the number of shares reserved for issuance pursuant to the plans referenced above (the “Oclaro Plans”) by reason of any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)

Pursuant to the Agreement and Plan of Merger, dated as of March 11, 2018, among Registrant, Oclaro, Inc. (“Oclaro”), Prota Merger Sub, Inc., and Prota Merger, LLC (the “Merger Agreement”), upon the closing of the transactions contemplated by the Merger Agreement on December 10, 2018, Registrant assumed certain outstanding restricted stock units (the “RSUs”) and stock options (the “Options”) under the Oclaro Plans and such RSUs and Options were automatically converted into awards in respect of shares of Registrant’s common stock, subject to appropriate adjustments to the number of shares issuable pursuant to such RSUs and Options as provided in the Merger Agreement.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the weighted average per share exercise price for the outstanding stock options as of December 18, 2018.

(4)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act. The proposed maximum offering price of $42.86 per share is based on the average of the reported high and low sales prices for Registrant’s common stock as reported by The NASDAQ Stock Market LLC on December 18, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Oclaro Plans covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Lumentum Holdings Inc. (“Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed with the Commission on August 28, 2018;

(2) Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2018, filed with the Commission on November 1, 2018;

(3) Registrant’s Current Reports on Form 8-K filed with the Commission on November 13, 2018, November 14, 2018, December 6, 2018, and December 10, 2018; and

(4) Registrant’s Registration Statement on Form 10, initially filed with the Commission on February 26, 2015, as amended, including the description of Registrant’s common stock contained therein, and any amendment or report filed for the purpose of updating such description.

All documents filed by Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Registrant’s amended and restated certificate of incorporation contains the provisions permitted by Section 102(b)(7) of the DGCL.

Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

Registrant’s bylaws provide indemnification of directors and officers to the fullest extent permitted by applicable law. Registrant has obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as Registrant’s directors or officers. Registrant has entered into indemnification agreements with each of its executive officers and directors. These agreements provide that, subject to limited exceptions and among other things, Registrant will indemnify each of its executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which a right to indemnification is available.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on August 6, 2015).

4.2	Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission on August 6, 2015).

4.3	Oclaro, Inc. Fifth Amended and Restated 2001 Long-Term Stock Incentive Plan (incorporated by reference to Annex B to Oclaro, Inc.’s Proxy Statement on Schedule 14A, filed with the Commission on September 27, 2017).

4.4	Oclaro, Inc. Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Oclaro, Inc.’s Current Report on Form 8-K filed with the Commission on October 28, 2010).

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1*	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP).

23.2*	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP).

23.3*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milpitas, State of California, on this 19th day of December, 2018.

LUMENTUM HOLDINGS INC.

By:	/s/ Alan Lowe
Alan Lowe
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alan Lowe and Judy Hamel, and each of them, as their true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Alan Lowe	President, Chief Executive Officer and Director	December 19, 2018
Alan Lowe	(Principal Executive Officer)

/s/ Chris Coldren	Senior Vice President, Interim Chief Financial Officer	December 19, 2018
Chris Coldren	(Principal Financial Officer)

/s/ Matthew Sepe	Chief Accounting Officer	December 19, 2018
Matthew Sepe	(Principal Accounting Officer)

/s/ Martin Kaplan	Chairman	December 19, 2018
Martin Kaplan

/s/ Harold Covert	Director	December 19, 2018
Harold Covert

/s/ Penelope Herscher	Director	December 19, 2018
Penelope Herscher

/s/ Brian Lillie	Director	December 19, 2018
Brian Lillie

Signature	Title	Date

/s/ Samuel Thomas	Director	December 19, 2018
Samuel Thomas

/s/ Julie Johnson	Director	December 19, 2018
Julie Johnson

/s/ Ian Small	Director	December 19, 2018
Ian Small